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                                                      Exhibit 10.33
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                                  BIOGEN, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
















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                                                                       July 1997
                                                                  Execution Copy

                                   SECTION 1.

                           PURPOSE AND EFFECTIVE DATE


The purpose of this plan is to provide certain key executives of Biogen (or its subsidiaries) with additional retirement income by supplementing the retirement benefits provided under the Biogen Retirement Plan. In addition, this plan provides benefits to participants whose benefit under the Biogen Retirement Plan is affected by Internal Revenue Code limits on the amount of compensation that may be taken into account under the Retirement Plan for any plan year (Code
Section 401(a)(17)) or on the amount of benefits that may be provided from the Retirement Plan (Code Section 415). The effective date of this plan is January 1, 1991. The plan was amended and restated effective April 1, 1996 in conjunction with the amendment and restatement of the Biogen Retirement Plan.










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                                   SECTION 2.

                                   DEFINITIONS


This section contains definitions of terms used in the plan. Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

2.1 APPLICABLE COMPENSATION has the same meaning as in the Retirement Plan, without regard, however, to either (a) any dollar limitation on applicable compensation that may be imposed under the Retirement Plan, or (b) any amount excluded from a participant's applicable compensation under the Retirement Plan by reason of the participant's reducing his salary and/or bonus under any non-qualified deferred compensation plan or arrangement maintained by Biogen (or a subsidiary).

2.2 BIOGEN means Biogen, Inc., a Massachusetts corporation, or any successor to all or the major portion of its assets or business which assumes the obligations of Biogen, Inc. under this plan.

2.3  BOARD means the Board of Directors of Biogen.

2.4 COMMITTEE means the Retirement Plan committee constituted under the Retirement Plan.

2.5 PARTICIPANT means an employee of Biogen (or a subsidiary) who has been designated a participant in this plan in accordance with Section 3 hereof.

2.6 PLAN means the Biogen, Inc. Supplemental Executive Retirement Plan, as set forth in this plan instrument, and as it may be amended from time to time.





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2.7  PLAN YEAR means the 12-month period beginning each January 1 during the continuation of the plan.

2.8 RETIREMENT PLAN means the Biogen Retirement Plan, as amended from time to time. Any term defined in the Biogen Retirement Plan will have the same meaning when used in this plan unless otherwise defined herein.

2.9 SINGLE SUM CONVERSION BASIS means the assumptions set forth in Section 2.1(b) of the Retirement Plan.




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                                   SECTION 3.

                                  PARTICIPATION


3.1 PARTICIPATION IN SUPPLEMENTAL PENSION FORMULA. Each person listed on Appendix A is a participant in the supplemental pension formula under Section 4.1 as of January 1, 1991.

3.2 PARTICIPATION IN EXCESS BENEFIT FORMULAS. Each participant in the Retirement Plan (other than a person listed on Appendix A) (a) whose applicable compensation for any plan year exceeds the dollar limitation on applicable compensation imposed under Code Section 401(a)(17) for such plan year, (b) whose benefit under the Retirement Plan is reduced upon his retirement or other termination of employment by the limitations imposed under Code Section 415, or (c) who has reduced his salary and/or bonus under any non-qualified deferred compensation plan or arrangement maintained by Biogen (or a subsidiary) will be a participant in the excess benefit formula under Section 4.2.

3.3 END OF PARTICIPATION. Except as specifically provided in an appendix, an employee's active participation in this plan accruing additional benefits under the applicable provisions of the plan will end when his participation in the Retirement Plan ends.





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                                   SECTION 4.

                                BENEFIT FORMULAS


4.1  SUPPLEMENTAL PENSION FORMULA.

     (a) For each plan year during the existence of this plan, a participant in the supplemental pension formula will be credited with a supplemental pension amount equal to 1 1/2% of his applicable compensation during such year up to the Social Security taxable wage base for such year (prorated for any partial year of employment as an employee of Biogen (or a U.S. subsidiary)), plus 2 1/2% of his applicable compensation during such year above the Social Security taxable wage base for such year (as so prorated). In addition, a participant will be credited with a supplemental pension amount in accordance with the preceding sentence for 1989 and 1990 provided such individual was an employee of Biogen (or subsidiary) during such year.

     (b) A participant's accrued supplemental pension benefit hereunder as of any date of reference will be the sum of the supplemental pension amounts he is credited with under the preceding paragraph.

4.2 EXCESS BENEFIT FORMULAS. A participant's accrued excess benefit under this section will be the benefit he would have earned under the accrued benefit formula in Section 6.1(a) of the Retirement Plan if (a) his applicable compensation taken into account had never been limited under Code Section 401(a)(17), (b) the limitations on benefits imposed under Code Section 415 (as specified in Sections 12.1 to 12.3 of the Retirement Plan) were disregarded, and (c) he had never reduced his salary and/or bonus under a non-qualified deferred compensation plan or arrangement maintained by Biogen (or a subsidiary).




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4.3  VESTED INTEREST. A participant who terminates employment before his normal retirement date will have the same vested percentage in his supplemental pension benefit or excess benefit under this plan that he has in his accrued benefit under the Retirement Plan.

4.4 ADDITIONAL SPECIAL BENEFITS. In addition to any supplemental pension benefits, excess benefits or other benefits provided under the terms of the plan, a participant who is specified in an appendix to this plan will be entitled to benefits calculated in accordance with the provisions of such appendix.







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                                   SECTION 5.

                        PROVISIONS ON PAYMENT OF BENEFITS


5.1 SUPPLEMENTAL PENSION BENEFIT AND EXCESS BENEFITS. Supplemental pension benefit amounts or excess benefit amounts as calculated under the formulas in Sections 4.1 and 4.2 above are payable as an annual pension beginning on the participant's normal retirement date in the form of an annuity for the life of the participant only. If a participant's supplemental pension benefits or excess benefits hereunder are actually paid beginning on an earlier date or in a different form in accordance with Section 5.2, the amount will be adjusted as provided in Section 5.2.

5.2 FORM AND TIME OF BENEFIT PAYMENTS. A participant's vested supplemental pension benefit or excess benefit under Section 4.1 or Section 4.2 will be paid in the same form and beginning on the same date that his benefit under the Retirement Plan is payable. Notwithstanding the preceding sentence, if a participant elects a lump sum form of payment, such election shall be made prior to the date the participant actually retires, and will be subject to the approval of the committee.

     (a) ANNUITY OPTIONS. If the participant's supplemental pension benefit or excess benefit is payable in any form other than a lump sum or a life annuity, the actuarial factors used to convert his supplemental pension benefit or excess benefit amount from a life annuity to such other form of payment will be the same as the factors used for such purpose in the Retirement Plan.





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     (b) LUMP SUM OPTION.

         (i) Supplemental pension: If a participant's supplemental pension under Section 4.1(b) is payable as a lump sum, the amount shall be the supplemental pension amount under Section 4.1 converted to a single sum benefit using the assumptions set forth in Section 2.9.

         (ii)  Excess pension: If a participant's excess benefit under Section
               4.2 is payable as a lump sum, the amount will be the lump sum benefit he would have received under the Retirement Plan without regard to Internal Revenue Code Section 401(a)(17) and regulations thereunder, Internal Revenue Code Section 415 and regulations thereunder and any reductions of his salary and/or his bonus under a non-qualified deferred compensation plan or arrangement maintained by Biogen (or a subsidiary).

     (c) EARLY RETIREMENT.

         (i) Supplemental pension: If the participant's supplemental pension benefit is payable as an annuity starting before his normal retirement date, his benefit will equal the supplemental pension amount he is credited with under Section 4.1, reduced by 5/9ths of 1% per month for each of the first 60 months, and by 5/18ths of 1% per month for each additional month, that the start of payments precedes his normal retirement date.





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         (ii)  Excess pension: If the participant's excess benefit is payable as an annuity starting before his normal retirement date, his benefit shall equal the early retirement annuity amount he would have received under the Retirement Plan without regard to Internal Revenue Code Sections 401(a)(17) and regulations thereunder, Internal Revenue Code Section 415 and regulations thereunder, and any reductions in his salary and/or bonus under any non-qualified deferred compensation plan or arrangement maintained by Biogen (or a subsidiary).

5.3 REDUCTION FOR RETIREMENT PLAN BENEFITS. Notwithstanding any other provision of this plan, the amount payable to a participant under this plan (as calculated under the applicable provisions of the plan) will be reduced by the amount actually paid to such participant as a benefit from the Retirement Plan. If Retirement Plan benefits to a participant are paid in a different form or commence at a different time compared to benefits under this plan, for purposes of calculating the reduction for Retirement Plan benefits under the preceding sentence, the Retirement Plan benefit amount will be converted to an amount payable in the same form and commencing at the same time as the participant's benefit under this plan, with such conversion performed in accordance with the actuarial assumptions specified in the Retirement Plan or, if applicable, in Section 2.9.







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                                   SECTION 6.

                                 DEATH BENEFITS


6.1 APPLICATION OF THIS SECTION. This section specifies the benefits payable upon the death of a participant, either before or after the date his benefit payments hereunder begin. Except as specified in this section, no benefits are payable upon the death of a participant.

6.2  PRERETIREMENT DEATH BENEFIT.

     (a) ELIGIBILITY. If a participant in this plan dies after the date when he has a vested interest hereunder but before the date when his benefit payments begin, his beneficiary will receive the preretirement death benefit described under this section.

     (b) PAYMENT. Preretirement death benefit payments will be made or will begin on the same date that payments of the Retirement Plan's preretirement death benefit under Section 9.2 of the Retirement Plan is made or begins.

     (c) AMOUNT. The amount of each monthly payment to the beneficiary will be the amount the participant would have received on the payment starting date (had he survived to such date), based upon his vested accrued supplemental pension benefit or excess benefit hereunder as of the earlier of his date of death or his date of retirement or other termination of employment, with actuarial reduction if applicable, for payments starting before the participant's normal retirement date. Notwithstanding the preceding sentence, for purposes of converting a participant's Retirement Plan cash balance account to a life annuity, the applicable factor shall be based on the attained age of the beneficiary as of the date payments begin.






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     (d) If the preretirement death benefit under the Retirement Plan is payable as a commuted single sum payment, the beneficiary's benefit under this section will also be paid as a commuted single sum payment. Such single sum payment shall equal the lump sum benefit the participant would have received under Section 5.2(b) (had he survived to such date and elected such form of payment).

     (e) OFFSET FOR RETIREMENT PLAN BENEFITS. Notwithstanding any other provision of this Section 6.2, the amount payable to a beneficiary under this section (as calculated under the applicable provisions of the plan) will be reduced by the amount payable to such beneficiary as a preretirement death benefit from the Retirement Plan.

6.3 DEATH AFTER BENEFIT PAYMENTS BEGIN. If a participant dies while receiving benefit payments hereunder, his surviving spouse, contingent annuitant or beneficiary will receive the benefit, if any, payable under the form of payment in effect for such participant.






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                                   SECTION 7.

                                   DISABILITY


7.1 A participant who suffers a total and permanent disability for purposes of the Retirement Plan will continue to participate in this plan during his period of covered disability (as defined in the Retirement Plan). Such a participant will continue to accrue supplemental pension benefits or excess benefits under this plan in accordance with the applicable provisions of
     Section 4 as if such participant had continued to be an active employee of Biogen (or a subsidiary) during his period of covered disability and as if he had continued receiving applicable compensation during his period of covered disability at the same rate as his rate of applicable compensation in effect immediately before the onset of his disability and the Social Security taxable wage base had remained at the same level as in effect for the year when his disability began. The accrual of additional supplemental pension benefits or excess benefits under the preceding sentence will end when his period of covered disability ends in accordance with the terms of the Retirement Plan.

7.2 If a participant dies while disabled, his beneficiary will receive the pre-retirement death benefit determined under Section 6.2.

7.3 A participant may not receive benefits under this plan at any time when he is receiving disability income benefits under any long-term disability income plan maintained by Biogen.







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                                   SECTION 8.

                          BENEFITS NOT CURRENTLY FUNDED


8.1 Nothing in this plan will be construed to create a trust or to obligate Biogen (or any subsidiary) to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any participant or any other person rights to any specific assets of Biogen or of any other employer or entity.

8.2 Notwithstanding Section 8.1, Biogen in its sole discretion may establish a trust of which it is treated as the owner under Section 671 of the Internal Revenue Code (a "grantor trust") to provide for the payment of benefits hereunder, subject to such terms and conditions as Biogen may deem necessary or advisable to ensure that benefits are not includable, by reason of the trust, in income of trust beneficiaries before actual distribution and that the existence of the trust does not cause the plan or any other arrangement to be considered funded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.







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                                   SECTION 9.

                                 ADMINISTRATION


The plan will be administered by the committee, which will have full power and authority to construe, interpret and administer the plan. Decisions of the committee will be final and binding on all persons. The committee in its discretion may adopt, amend, and rescind rules and regulations relating to the administration of the plan.








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                                   SECTION 10.

                              RIGHTS NON-ASSIGNABLE


No participant, surviving spouse, or any other person will have any right to assign or otherwise to alienate the right to receive payments under the plan, in whole or in part.







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                                   SECTION 11.

                            AMENDMENT OR TERMINATION


Biogen reserves the right at any time by action of the board to terminate this plan or to amend its provisions in any way. In addition, if the Retirement Plan is terminated, this plan will automatically terminate also as of the same effective date. Notwithstanding the foregoing, no termination or amendment of the plan may reduce the benefits payable under the plan to any person with respect to a participant whose employment with Biogen (or a subsidiary) was terminated before such termination or amendment, and no termination or amendment may reduce the benefits to be paid with respect to a participant on the date of such termination or amendment below the amount which such participant would have received if his employment had terminated on the date before such termination or amendment.


In witness whereof, Biogen, Inc. has caused this instrument to be restated and effective April 1, 1996 and to be executed as of the ______ day of ______, 1997.


                                                BIOGEN, INC.






                             By:
                                    --------------------------------------------
                                    Frank A. Burke, Jr. V.P., Human Resources





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                                   APPENDIX A

            LIST OF PARTICIPANTS IN THE SUPPLEMENTAL PENSION FORMULA


The following employees are participants in the supplemental pension formula under Section 4.1, effective as of January 1, 1991:


                               Frank A. Burke, Jr.
                                John W. Catterall
                             Adrian W. Dawson, M.D.
                             Frederic A. Eustis, III
                                  James Mullen
                              Vicki L. Sato, Ph.D.
                                Michael R. Slater
                                  Alan W. Tuck
                                James L. Vincent




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                                   APPENDIX B

         SPECIAL ADDITIONAL BENEFITS APPLICABLE TO CERTAIN PARTICIPANTS


B.1   Special Additional Benefits for James L. Vincent

      (a) APPLICABILITY. This Section B.1 provides for special additional benefits for James L. Vincent, Chairman and Chief Executive Officer of Biogen, Inc. ("Vincent"), in order to carry out the provisions of Paragraph 6 of the letter agreement dated November 21, 1996 from Biogen, Inc. to Vincent (the "Letter Agreement"). Capitalized or other terms used in this Section B.1 not otherwise defined by or in accordance with this plan have the meanings given to them in such Letter Agreement or in the Employment Agreement referred to in the first paragraph of the Letter Agreement.

      (b) SPECIAL ADDITIONAL BENEFITS. In addition to the benefits payable to Vincent under the other provisions of this plan, Vincent will be entitled to benefits hereunder calculated in accordance with the following provisions:

           (i) during the period following the Change Date while Vincent continues to serve as Chairman (including during any period while Vincent has a condition or other disability for which Vincent is entitled to payment of disability benefits for a "covered disability", as defined in the Biogen Retirement
                 Plan), Vincent will continue to accrue additional retirement benefits calculated under the supplemental pension formula in
                 Section 4.1, treating Vincent's service as Chairman as if it were full-time service as an eligible employee and treating the salary and bonus paid to Vincent for service as Chairman (which during any period of "covered disability" shall be deemed to be the salary and bonus for the year immediately preceding such period) as Vincent's "applicable compensation" for purposes of the supplemental pension formula;

           (ii) in the event of a termination of Vincent's employment, before or after the Change Date, (I) by Biogen, other than for cause or permanent total disability, (II) by Vincent, under circumstances constituting Constructive Termination, or (III) by Vincent after Vincent has reached age 61, in each case before Vincent has reached age 65, Vincent will receive additional retirement benefits calculated under the supplemental pension formula as if Vincent has continued to serve as Chairman until age 65 and had continued to receive the same compensation as the annual rate of compensation in effect for Vincent immediately prior to such termination of employment; and

           (iii) in the event of a termination of Vincent's employment as Chairman before age 65, under circumstances entitling Vincent to benefit payments under subparagraph (i) or (ii), Vincent may thereafter elect to commence receiving such benefit payments under either clause (I) or (II) below:

                 (I) in the event Vincent's employment is terminated under circumstances entitling Vincent to a payment under paragraph 11(c)(v) of the Letter Agreement, starting on the earlier of:



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                      (A) Vincent's normal retirement date, or

                      (B) the date which follows the date of termination of
                          Vincent's employment by a number of months equal to the Severance Multiple (as defined in paragraph 11(c)(v) of the Letter Agreement) multiplied by 12,

                 (II) in the event Vincent's employment is terminated under circumstances not entitling Vincent to a payment under paragraph 11(c)(v) of the Letter Agreement, starting on the date of such termination.

                 In any event, benefit payments under either clause (I) or (II) above will not be reduced for payments received before Vincent's normal retirement date.

                 For example, if the Change Date occurs on Vincent's 57th birthday, and Vincent's employment is terminated by Biogen on Vincent's 58th birthday under circumstances entitling Vincent to a payment under paragraph 11(c)(v) of the Letter Agreement, then Vincent's Severance Multiple would be 5.5 which, multiplied by 12, results in a period of 66 months. Therefore, in this example, pursuant to subparagraph (iii)(I)(B), Vincent could elect to commence receiving benefit payments at the time Vincent reaches age 63 1/2 (which is 66 months after the assumed date of termination of Vincent's employment at age 58) without reduction for payments received before Vincent's normal retirement date.

           The rules governing the presumed form of payment for calculations of benefits amounts under the foregoing provisions of this paragraph, and the rules governing the conversion of actual benefits into any other form of payment elected by Vincent, will be the same rules used for such purposes under the Biogen Retirement Plan and under the provisions of this plan.

           Vincent's gross retirement benefit amount will be the amount calculated under this Section B.1 and the actual amount payable to Vincent under this Section B.1 will be such amount reduced by the amounts Vincent actually receives under the other provisions of this plan and the Biogen Retirement Plan.





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